EXHIBIT 10.1

FOURTH AMENDMENT TO OFFICE/WAREHOUSE LEASE

This Fourth Amendment to Office/Warehouse Lease is made December 1, 2005, by and between FLYING CLOUD BUSINESS CENTRE INVESTORS LLC, a Delaware limited liability company (“Lessor”) and FARGO ELECTRONICS, INC., a Delaware corporation (“Lessee”).

RECITALS

A.            Lessor is the successor to Aetna Life Insurance Company and Opus Northwest, LLC, as owner of the Office/Warehouse Complex known as Flying Cloud Business Centre located at 6601 Flying Cloud Drive, Eden Prairie, Minnesota.

B.            Lessor’s predecessors and Lessee are parties to that certain Office/Warehouse Lease dated June 10, 1996, as amended by Amendment to Lease dated June 10, 1996, as amended by Second Amendment to Office/Warehouse Lease dated August 29, 1996, and as amended by Third Amendment to Office/Warehouse Lease dated February 28, 2001, pursuant to which Lessee leases from Lessor approximately 96,240 square feet of space.  The Office/Warehouse Lease as amended is referred to herein as the “Lease”.

C.            Lessor and Lessee wish to modify the terms and conditions of the Lease as hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing, and the covenants and agreements hereinafter set forth, and for other good and valuable consideration, the parties amend the Lease as follows:

1.             Definitions.  Capitalized terms used in this Fourth Amendment shall have the meanings set forth in the Lease unless otherwise specifically defined herein.

2.             Term.  The current termination date of the Lease is December 31, 2006.  The term of the Lease is extended for an additional 120 months for the period commencing January 1, 2007 and terminating December 31, 2016 (the “Extension Term”), unless terminated earlier as provided in the Lease.

3.             Base Rent.  The Base Rent for the Premises payable by Lessee during the Extension Term will be as follows:

Period	Per Square Foot Rent	Monthly Base Rent
1/1/07 – 12/31/11	$5.00	$40,100.00
1/1/12 – 12/31/16	$5.75	$46,115.00

4.             Additional Rent.  In addition to the Base Rent set forth in Paragraph 3, Lessee will continue to be responsible for its proportionate share of Real Estate Taxes, Operating Expenses, and other Additional Rent as provided in the Lease.  This Additional Rent is currently estimated at $2.80 per square foot for calendar year 2005, or $22,456.00 per month.

5.             Option to Renew.  Lessee shall have the option to extend the term of this Lease beyond the Extension Term for one period of either 2 years or 5 years, as selected by Lessee, on the following terms and conditions, such extension period being sometimes referred to herein and in the Lease as the “Renewal Term”:

(a)                                  At the time of the exercise of the option, the Lease shall be in full force and effect and Lessee shall not be in default in the performance of any term of the Lease in respect to a matter as to which notice of default has been given under the Lease which has not been remedied within the time permitted in the Lease.

(b)                                 Lessee shall exercise its option to extend the term of the Lease for the Renewal Term by notifying Lessor in writing of its election to exercise the right to renew and extend the term of the Lease no later than June 30, 2016.

(c)                                  In exercising its right to extend the term of this Lease for the Renewal Term, the notice from Lessee shall clearly indicate whether the Renewal Term will be for a period of 2 years or for a period of 5 years.

(d)                                 The Renewal Term shall be upon the same terms, covenants, and conditions as in the Lease; provided, however, the Base Rent for the Renewal Term shall be the fair market Base Rent rate for the Premises on the date the Renewal Term commences in relation to comparable (in quality and location) space located in the Minneapolis-St. Paul metropolitan area.  The fair market Base Rent for the Premises shall be determined as of July 1, 2016.

(e)                                  Upon notification with respect to such renewal, and for a period of 60 days thereafter, the parties shall make a good faith effort to agree upon the fair market Base Rent of the Premises for the Renewal Term.  In the event that Lessor and Lessee fail to agree within the 60 day time period, the fair market Base Rent of the Premises for the Renewal Term shall be determined by arbitration in the manner set forth in Article XXXI of the Lease; provided, however, in no event shall the Base Rent of the Premises for the Renewal Term be less than $5.75 per square foot or greater than $6.90 per square foot.  Any determination by arbitration or any agreement reached by the parties with respect to the fair market Base Rent and resulting Base Rent of the Premises for the Renewal Term shall be set forth in a supplement to this Lease signed by the parties.

6.             Right of First Opportunity.  Lessor will give written notice to Lessee of any adjacent space in the Office/Warehouse Complex that becomes available for lease during the term of this Lease (the “Offer Space”).  Lessor’s notice will include the Base Rent for the Offer Space calculated at the market rate at which Lessor would, as of the date upon which Lessor submits written notice to Lessee, expect to charge a new tenant for the Offer Space for the term in question; provided, however, that space that is available as of the date of this Fourth Amendment shall not be included as Offer Space until it has been leased and has again become available for leasing.  Following such notice, Lessee shall have the right to lease the Offer Space in accordance with the following conditions:

(a)                                  Lessee is not in default under the Lease.

(b)                                 The party currently leasing the Offer Space does not desire to continue to lease the Offer Space.

(c)                                  Other tenants in the Office/Warehouse Complex with the rights to lease the Offer Space do not desire to lease the Offer Space.

(d)                                 Lessee provides written notice to Lessor exercising its right to lease the Offer Space (the “Election Notice”) within 30 days following Lessor’s notice of availability of the Offer Space.

(e)                                  If Lessee fails to timely exercise its right to lease the Offer Space, Lessee shall have no further right to lease the Offer Space pursuant to this Paragraph 6 until it has been leased by Lessor to a third party and has again become available.

(f)                                    If Lessee exercises its right to lease the Offer Space, Lessor and Lessee shall enter into an amendment to the Lease which adds the Offer Space to the Lease, subject to the following terms and conditions:

(1)                                  The Base Rent for the Offer Space will be the rate which Lessor submits in its written notice to Lessee that the Offer Space is available.

(2)                                  Lessee’s pro rata share of Real Estate Taxes, Operating Expenses, and other Additional Rent pursuant to the Lease will be increased as to include the Offer Space.

(3)                                  The Offer Space shall be delivered to and accepted by Lessee in “as is” condition when it becomes available.

(4)                                  The obligations of Lessee for Base Rent and Additional Rent with respect to the Offer Space will commence on the date possession of the Offer Space is tendered by Lessor to Lessee.

(5)                                  The Offer Space shall be added to the Premises for a term concurrent with the current term of the Lease.

(6)                                  Except as herein specifically provided to the contrary, all of the terms and conditions of the Lease shall apply to the Offer Space upon its addition to the Premises.

(7)                                  Lessee’s right to lease the Offer Space must be exercised with regard to the entire Offer Space.

(8)                                  Any improvements to be made to the Offer Space will be constructed by Lessee, at Lessee’s sole cost and expense, in accordance with plans and specifications submitted by Lessee and approved by Lessor as provided in Article VIII of the Lease.

(9)                                  Within 15 days after receipt from Lessor, Lessee will execute and deliver to Lessor those instruments Lessor may reasonably request to evidence the lease of the Offer Space and the amendments to the Lease required by this Paragraph 6.

(10)                            Lessor shall not be liable for failure to deliver possession of the Offer Space to Lessee by reason of holding over by third parties, nor shall such failure impair the validity of Lessee’s leasing of the Offer Space or extend the term thereof.

(11)                            The right of Lessee under this Paragraph 6 will not be severed from the Lease or separately sold, assigned, or transferred, and will expire on the expiration or earlier termination of this Lease.

7.             Lessee Improvements.  Lessee agrees to construct and install improvements to the westerly 24,000 square feet of the Premises to create additional office space (the “Tenant Improvements”).  Lessee will begin construction of the Tenant Improvements as soon as reasonably possible following removal of the contingencies described in Paragraph 11 and will complete the improvements on or before January 1, 2008.  Improvements will be constructed at Lessee’s sole cost and expense (except as provided in Paragraph 9) and will be in accordance with Lessor’s review and approval of plans and specifications as provided in Article VIII of the Lease.

8.             Space Planning Allowance.  Lessor will provide Lessee with a $30,000.00 allowance for space planning, design, and construction drawings for the Tenant Improvements.  This allowance, provided Lessee is not in default, will be payable to Lessee upon Lessor’s receipt of paid invoices and lien waivers from architects, planners, designers, or other contractors providing space planning, design, or construction drawing services to Lessee related to the Tenant Improvements.

9.             Use of Leftover Improvement Allowance.  Paragraph 5 of the Third Amendment to Office/Warehouse Lease provides a $50,000.00 allowance from Lessor to Lessee for certain improvement work to the Premises.  $6,451.80 of this $50,000.00 allowance remains and will be applied by Lessor to the Tenant Improvements and will be paid to Lessee by Lessor upon Lessor’s receipt of paid invoices and lien waivers from contractors, subcontractors, and material suppliers in connection with the Tenant Improvements.

10.           Construction of Additional Parking.  Lessor, at Lessor’s sole cost and expense, will design and construct approximately 100 additional parking stalls to be located on the Property (the “Parking Improvements”).  The Parking Improvements will be for the exclusive use of Lessee during the term of the Lease.  The approximate location of the Parking Improvements is as set forth on the sketch attached hereto as Exhibit A and described in the letter from Welsh Construction dated October 3, 2005 attached hereto as Exhibit B.

11.           Contingencies.  Both the Parking Improvements described in Paragraph 10 and the Tenant Improvements described in Paragraph 7 will require approvals from the City of Eden Prairie.  Notwithstanding any other provision of this Fourth Amendment to the contrary, this Fourth Amendment and all obligations of Lessor and Lessee provided herein are subject to successfully obtaining all necessary approvals for the Parking Improvements and the Tenant Improvements on or before June 30, 2006.  Lessor and Lessee will cooperate with each other and use their best good faith efforts to promptly apply for, pursue, and obtain the necessary approvals from the City.  Lessor will be responsible for obtaining approvals for the Parking Improvements and Lessee will be responsible for obtaining approvals for the Tenant Improvements.  If all approvals necessary for the Parking Improvements and the Tenant Improvements have not been obtained by June 30, 2006, the parties may by written agreement extend the contingency to a date mutually agreed upon or, failing such extension, this Fourth Amendment will terminate and be of no further force or effect.  Promptly after obtaining all approvals and the satisfaction of the contingencies described in this paragraph, Lessor will commence construction of the Parking Improvements and Lessee will commence construction of the Tenant Improvements.

12.           Effect of Amendment.  Except as amended by this Fourth Amendment, the Lease will remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Fourth Amendment to Office/Warehouse Lease as of the day and year first above written.

LESSOR:

FLYING CLOUD BUSINESS CENTRE
INVESTORS LLC

By Trumball One Investors, LLC,
a General Partner,

By UBS Realty Investors, LLC, Manager

	By	/s/ J. Raymond Frazier
J. Raymond Frazier, Director

LESSEE:

FARGO ELECTRONICS, INC.

By:		/s/ Jeffrey D. Upin
Jeffrey D. Upin, Secretary